SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE

SECURITIES EXCHANGE ACT OF 1934

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MERCER FUNDS

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mercer FUNDS

Mercer Non-US Core Equity Fund

99 High Street

Boston, Massachusetts 02110

June 25, 2014

Dear Shareholder:

We are pleased to notify you of a change involving the Mercer Non-US Core Equity Fund (the “Fund”), a series of Mercer Funds (the “Trust”). Specifically, the Board of Trustees of the Trust (the “Board”) has approved a new subadvisory agreement between Mercer Investment Management, Inc., the Fund’s investment advisor (“Mercer” or the “Advisor”), and Arrowstreet Capital, Limited Partnership (“Arrowstreet” or the “Subadvisor”).

Arrowstreet has served as a Subadvisor for the Fund since December 16, 2010. Due to a change in the ownership and governance structure of Arrowstreet, effective April 1, 2014, the prior subadvisory agreement between Arrowstreet and the Advisor, on behalf of the Fund (the “Prior Arrowstreet Subadvisory Agreement”), was terminated, and the Board approved a new subadvisory agreement (the “New Arrowstreet Subadvisory Agreement”) to replace the Prior Arrowstreet Subadvisory Agreement. The New Arrowstreet Subadvisory Agreement is identical to the Prior Arrowstreet Subadvisory Agreement in all material respects.

It is anticipated that this change will not have any effect on the services provided to the Fund by Arrowstreet, and that Arrowstreet will continue to manage its allocated portion of the Fund’s portfolio as Arrowstreet had done under the Prior Arrowstreet Subadvisory Agreement. This change became effective on April 1, 2014.

I encourage you to read the attached Information Statement, which provides, among other information, details regarding Arrowstreet and the New Arrowstreet Subadvisory Agreement and a discussion of the factors that the Board considered in approving the implementation of the New Arrowstreet Subadvisory Agreement.

Sincerely,

Richard L. Nuzum, CFA

Trustee, President, and Chief Executive Officer

Mercer Funds

MERCER FUNDS

Mercer Non-US Core Equity Fund

99 High Street

Boston, Massachusetts 02110

Information Statement

This Information Statement (the “Statement”) is being furnished on behalf of the Board of Trustees (the “Board”) of Mercer Funds (the “Trust”) to inform shareholders of the Mercer Non-US Core Equity Fund (the “Fund”) about a recent change related to the Fund’s contractual arrangements with Arrowstreet Capital, Limited Partnership (“Arrowstreet” or the “Subadvisor”), one of the Fund’s subadvisors. Specifically, due to a change in the ownership and governance structure of Arrowstreet, effective April 1, 2014 (the “Arrowstreet Transaction”), the prior subadvisory agreement between Arrowstreet and Mercer Investment Management, Inc. (“Mercer” or the “Advisor”), the Fund’s investment advisor, on behalf of the Fund, dated November 29, 2010, with an effective date of December 16, 2010 (the “Prior Arrowstreet Subadvisory Agreement”), was terminated.

The Board approved a new subadvisory agreement dated April 1, 2014 (the “New Arrowstreet Subadvisory Agreement”) with Arrowstreet. The New Arrowstreet Subadvisory Agreement was approved by the Board upon the recommendation of Mercer, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the “SEC”), dated December 28, 2005 (the “Exemptive Order”), issued to the Trust and the Advisor.

This Statement is being mailed on or about June 27, 2014 to shareholders of record of the Fund as of May 31, 2014.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE NOT REQUESTED TO SEND US A PROXY.

INTRODUCTION

Mercer is the investment advisor to the series of the Trust, including the Fund. The Advisor uses a “manager of managers” approach in managing the assets of the Trust’s series. This approach permits Mercer to hire, terminate, or replace subadvisors that are unaffiliated with the Trust or the Advisor, and to modify material terms and conditions of subadvisory agreements relating to the management of the series. Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), generally requires the shareholders of a mutual fund to approve an agreement pursuant to which a person serves as the investment advisor (or as a subadvisor) to the mutual fund. The Trust and the Advisor have obtained the Exemptive Order, which permits the Trust and the Advisor, subject to certain conditions and approval by the Board, to hire and retain unaffiliated subadvisors and to modify subadvisory arrangements with unaffiliated subadvisors without shareholder approval. Under the Exemptive Order, the Advisor may act as a manager of managers for some or all of the series of the Trust, and the Advisor supervises the provision of portfolio management services to the series by various subadvisors.

The Exemptive Order allows the Advisor, among other things, to: (i) continue the employment of a current subadvisor after events that would otherwise cause an automatic termination of a subadvisory agreement with the subadvisor, and (ii) reallocate assets among current or new subadvisors. The Advisor has ultimate responsibility (subject to oversight by the Board) to supervise the subadvisors and recommend the hiring, termination, and replacement of the subadvisors to the Board.

Due to the change in the ownership and governance structure of Arrowstreet, which resulted in a change in control of Arrowstreet, the Prior Arrowstreet Subadvisory Agreement was assigned for purposes of the 1940 Act. Because the assignment caused the automatic termination of the Prior Arrowstreet Subadvisory Agreement, consistent with the terms of the Exemptive Order, the Board, including a majority of the Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Trust or of the Advisor (the “Independent Trustees”), at the Board meeting held on February 27, 2014 (the “Meeting”), approved the New Arrowstreet Subadvisory Agreement between the Advisor, on behalf of the Fund, and Arrowstreet. Arrowstreet is independent of the Advisor and discharges its responsibilities subject to the oversight and supervision of the Advisor. Arrowstreet is paid by the Advisor and not by the Fund. There will be no increase in the advisory fees paid by the Fund to the Advisor as a consequence of the New Arrowstreet Subadvisory Agreement.

The Trust and the Advisor have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order. These conditions require, among other things, that within ninety (90) days of the hiring of a subadvisor, the affected series will notify the shareholders of the series of the changes. This Statement provides such notice of the changes and presents details regarding Arrowstreet and the New Arrowstreet Subadvisory Agreement.

THE ADVISOR

The Advisor, a Delaware corporation located at 99 High Street, Boston, Massachusetts 02110, serves as the investment advisor to the Fund. The Advisor is an indirect, wholly owned subsidiary of Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036. The Advisor is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Advisor is an affiliate of Mercer Investment Consulting, Inc., an investment consultant with more than thirty years’ experience reviewing, rating, and recommending investment managers for institutional clients.

The Advisor provides investment advisory services to the Fund pursuant to the Investment Management Agreement, dated July 1, 2005, between the Trust and the Advisor (the “Management Agreement”). The Trust employs the Advisor generally to manage the investment and reinvestment of the assets of the Fund. In so doing, the Advisor may hire one or more subadvisors to carry out the investment program of the Fund (subject to the approval of the Board). The Advisor continuously reviews, supervises, and (where appropriate) administers the investment program of the Fund. The Advisor furnishes periodic reports to the Board regarding the investment program and performance of the Fund.

Pursuant to the Management Agreement, the Advisor has overall supervisory responsibility for the general management and investment of the Fund’s investment portfolio, and, subject to review and approval by the Board: (i) sets the Fund’s overall investment strategies; (ii) evaluates, selects, and recommends subadvisors to manage all or a portion of the Fund’s assets; (iii) when appropriate, allocates and reallocates the Fund’s assets among subadvisors; (iv) monitors and evaluates the performance of the Fund’s subadvisors; and (v) implements procedures to ensure that the subadvisors comply with the Fund’s investment objective, policies, and restrictions.

For these services, the Fund pays the Advisor a fee calculated at an annual rate of 0.75% of assets up to $750 million and 0.73% of assets in excess of $750 million of the Fund’s average daily net assets. The Trust, with respect to the Fund, and the Advisor have entered into a written contractual fee waiver and expense reimbursement agreement pursuant to which the Advisor has agreed to waive a portion of its fees and/or to reimburse expenses of the Fund to the extent that the Fund’s expenses (not including brokerage fees and expenses, interest, and extraordinary expenses) exceed certain levels. After giving effect to the fee waiver and expense reimbursement agreement, the Advisor received advisory fees of $14,111,420 from the Fund for the fiscal year ended March 31, 2014. The aggregate compensation paid by the Advisor to all subadvisors to the Fund during the last fiscal period ended March 31, 2014 was $7,104,287, representing 0.37% of the Fund’s average net assets during that period.

Several officers of the Trust are also officers and/or employees of the Advisor. These individuals and their respective positions are: Richard L. Nuzum serves as President, Chief Executive Officer, and Trustee of the Trust and as President and North America Business Leader of Mercer’s Investment Management Business; Thomas Murphy serves as Vice President of the Trust and as President of the Advisor; Richard S. Joseph serves as Vice President, Treasurer, and Chief Financial Officer of the Trust and as Chief Operating Officer of the Advisor; Scott M. Zoltowski serves as Vice President, Chief Legal Officer, and Secretary of the Trust and as Chief Counsel-Investments of the Advisor; Colin Dean serves as Vice President and Assistant Secretary of the Fund and as Legal Counsel-Investments of the Advisor; Stan Mavromates serves as Vice President and Chief Investment Officer of the Trust and as Vice President and Chief Investment Officer of the Advisor; Manny Weiss serves as Vice President of the Trust and as Portfolio Manger and Principal of the Advisor; Larry Vasquez serves as Vice President of the Trust and as Vice President and Portfolio Manager of the Advisor; and Mark Gilbert serves as Vice President and Chief Compliance Officer of the Trust and as Chief Compliance Officer of the Advisor. The address of each executive officer of the Trust, except for Mr. Nuzum, is 99 High Street, Boston, Massachusetts 02110. Mr. Nuzum’s address is 1166 Avenue of the Americas, New York, New York 10036.

ARROWSTREET CAPITAL, LIMITED PARTNERSHIP

Arrowstreet Capital, Limited Partnership is located at 200 Clarendon Street, 30th Floor, Boston, Massachusetts 02116. Arrowstreet is a discretionary institutional global asset manager that was founded in June 1999. Arrowstreet is registered as an investment adviser with the SEC under the Advisers Act. The New Arrowstreet Subadvisory Agreement is dated April 1, 2014. The Prior Arrowstreet Subadvisory Agreement was initially approved by the Board at a meeting held on September 28-29, 2010 and Arrowstreet has managed its allocated portfolio of the Fund since December 16, 2010. The Board renewed the Prior Arrowstreet Subadvisory Agreement most recently at the Board meeting held on June 6-7, 2013.

As indicated above, Arrowstreet is paid by the Advisor and not by the Fund. There will be no increase in the advisory fees paid by the Fund to the Advisor as a consequence of the New Arrowstreet Subadvisory Agreement.  The fees paid by the Advisor to Arrowstreet depend upon the fee rates negotiated by the Advisor. In accordance with procedures adopted by the Board, a subadvisor to the Fund may effect portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable laws.

Arrowstreet serves as an investment advisor or subadvisor to the registered investment company listed below, that has an investment objective similar to the Fund’s investment objective.

Name	Assets as of March 31, 2014 (in millions)	Annual Advisory Fee Rate (as a % of average daily net assets)
Dunham International Stock Fund	$69.9	Total Management Fee: 0.95%-1.65% Advisor’s Portion: 0.65% Sub-Advisor’s Portion: 0.30%-1.00%*

* Arrowstreet receives a fulcrum fee from the Dunham International Stock Fund, which varies based on Arrowstreet’s performance as compared to the Dunham International Stock Fund’s benchmark index over a rolling 12-month period.

The names and principal occupations of the principal executive officers of Arrowstreet are listed below. The address of each principal executive officer, as it relates to the person’s positions with Arrowstreet, is 200 Clarendon Street, 30th floor, Boston, Massachusetts 02116.

Name	Principal Occupation
Bruce Clarke	Executive Chairman
Peter L. Rathjens	Chief Investment Officer
Anthony Ryan	Chief Executive Officer
Nirali Maniar Gandhi	Chief Financial Officer
Katherine McHardy	Chief Compliance Officer

THE NEW ARROWSTREET SUBADVISORY AGREEMENT

The New Arrowstreet Subadvisory Agreement was approved by the Board at the Meeting which was called, among other reasons, for the purpose of considering and approving the New Arrowstreet Agreement for an initial term of two years. Thereafter, continuance of the New Arrowstreet Subadvisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees. The New Arrowstreet Subadvisory Agreement provides that it will terminate automatically in the event of its assignment, except as provided otherwise by any rule, exemptive order issued by the SEC, or no-action letter provided or pursuant to the 1940 Act, or upon the termination of the Management Agreement.

The terms of the New Arrowstreet Subadvisory Agreement are identical in all material respects to the terms of the Prior Arrowstreet Subadvisory Agreement, including the fees that are payable to Arrowstreet by Mercer, and the services that Arrowstreet is required to provide in managing its allocated portion of the Fund. The New Arrowstreet Subadvisory Agreement provides that Arrowstreet, among other duties, will make all investment decisions for Arrowstreet’s allocated portion of the Fund’s investment portfolio. Arrowstreet, subject to the supervision of the Board and the Advisor, will conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of the Subadvisor’s allocated portion of the Fund’s assets.

The New Arrowstreet Subadvisory Agreement provides for Arrowstreet to be compensated based on the total amount of assets managed by Arrowstreet and its affiliates for certain types of accounts that are managed by the Advisor and its affiliates. Arrowstreet is compensated from the fees that the Advisor receives from the Fund. Arrowstreet generally will pay all expenses it incurs in connection with its activities under the New Arrowstreet Subadvisory Agreement, other than the costs of the Fund’s portfolio securities and other investments.

The New Arrowstreet Subadvisory Agreement may be terminated at any time, without the payment of any penalty, by: (i) the vote of a majority of the Board, the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), or the Advisor, or (ii) Investec, on not less than ninety (90) days’ written notice to the Advisor and the Trust.

BOARD OF TRUSTEES’ CONSIDERATIONS

At the Meeting, the Board, including all of the Independent Trustees, considered and approved the New Arrowstreet Subadvisory Agreement, effective upon the closing of the Arrowstreet Transaction. In considering the approval of the New Arrowstreet Subadvisory Agreement, the Board considered the information and materials from the Advisor, Arrowstreet and counsel that included, as to Arrowstreet and the Fund (i) a copy of a form of the New Arrowstreet Subadvisory Agreement; (ii) information regarding the process by which the Advisor initially selected and recommended Arrowstreet for Board approval, and the Advisor’s rationale for retaining Arrowstreet following the closing of the Arrowstreet Transaction; (iii) information regarding the nature, extent and quality of the services that Arrowstreet provided to the Fund; (iv) information regarding Arrowstreet’s reputation, investment management business, personnel, and operations, and the effect that the Arrowstreet Transaction may have on Arrowstreet’s business and operations; (v) information regarding Arrowstreet’s brokerage and trading policies and practices; (vi) information regarding the level of subadvisory fees charged by Arrowstreet; (vii) a summary of Arrowstreet’s compliance program; (viii) information regarding Arrowstreet’s historical performance returns managing its allocated portion of the Fund’s portfolio and investment mandates similar to the Fund’s investment mandate, including information comparing that performance to a relevant index; and (ix) information regarding Arrowstreet’s financial condition before and after the Arrowstreet Transaction.

In addition, the Board considered presentations made by, and discussions held with, representatives of the Advisor. The Board considered and analyzed factors that the Board deemed relevant with respect to Arrowstreet, including: the nature, extent, and quality of the services to be provided to the Fund by Arrowstreet following the consummation of the Arrowstreet Transaction; Arrowstreet’s management style and investment decision-making process; Arrowstreet’s historical performance record managing investment products similar to the Fund; the qualifications and experience of the members of Arrowstreet’s portfolio management team; and Arrowstreet’s staffing levels and overall resources. The Independent Trustees also took into consideration the nature and extent of the oversight duties performed by the Advisor in connection with each of the subadvisors, which includes extensive management and compliance due diligence with respect to the management and operations of each of the subadvisors. Additionally, the Independent Trustees received assistance and advice regarding legal and industry standards and reviewed materials supplied by their independent legal counsel.

In particular, the Board, including the Independent Trustees, considered the following factors:

(a)	The nature, extent, and quality of the advisory services to be provided by Arrowstreet. In examining the nature, extent and quality of the services that had been furnished by Arrowstreet to the Fund under the Prior Arrowstreet Subadvisory Agreement, and that are proposed to be provided by Arrowstreet to the Fund under the New Arrowstreet Subadvisory Agreement, the Board considered: (i) Arrowstreet’s organization, history, reputation, qualification and background, as well as the qualifications of its personnel; (ii) its expertise in providing portfolio management services to the Fund and other similar investment portfolios and the performance history of the Fund and those other portfolios; (iii) its investment strategy for the Fund; (iv) its performance relative to comparable mutual funds and unmanaged indices; and (v) its compliance program. The Board also considered the review process undertaken by the Advisor and the Advisor’s favorable assessment of the nature and quality of the subadvisory services provided and expected to be provided to the Fund by Arrowstreet after consummation of the Arrowstreet Transaction. The Board also noted that the executive and portfolio management teams of Arrowstreet were expected to stay in place after consummation of the Arrowstreet Transaction.

Based on their consideration and review of the foregoing information, the Board concluded that the nature, extent and quality of the subadvisory services provided by Arrowstreet under the Prior Arrowstreet Subadvisory Agreement, as well as Arrowstreet’s ability to render such services based on its experience, operations and resources, were adequate and appropriate for the Fund in light of the Fund’s investment objective, and supported a decision to approve the New Arrowstreet Subadvisory Agreement.

(b) Comparison of the services to be rendered and fees to be paid to Arrowstreet under other advisory and subadvisory contracts, such as those with other clients. The Board discussed the services that would be rendered by Arrowstreet and evaluated the compensation to be paid to Arrowstreet by the Advisor for those services. The Trustees considered the proposed new fees payable under the proposed New Arrowstreet Subadvisory Agreement, noting that the proposed fee would be paid by the Advisor, and not the Fund, and, thus, would not impact the fees paid by the Fund. The Board concluded that the proposed fee payable to Arrowstreet by the Advisor with respect to the assets allocated to Arrowstreet in its capacity as Subadvisor was reasonable in relation to the services expected to be provided by Arrowstreet. The Trustees noted that the services that Arrowstreet would furnish to the Fund appeared to be comparable to the services that Arrowstreet currently provides to its other advisory and subadvisory clients having similar investment strategies. The Trustees also considered that the fees agreed to by Arrowstreet were the result of an arm’s length bargain negotiated by unaffiliated parties.

The Board also noted that, while Arrowstreet’s fee schedule did include breakpoints, the benefit of breakpoints would go to the Advisor, and not to the Fund, and would be reflected in the Advisor’s profitability, which had been reviewed by the Board.

In addition, the Board considered the review, selection, and due diligence process employed by the Advisor, as discussed at the Meeting, in determining to recommend that Arrowstreet continue to serve as a subadvisor to the Fund, and the Advisor’s reasons for concluding that the subadvisory fees to be paid by the Advisor to Arrowstreet for its services to the Fund were reasonable. The Board emphasized in their discussions that the subadvisory fees of Arrowstreet would be paid by the Advisor, and were not additional fees to be borne by the Fund or its shareholders. Based on their discussion, the Board concluded that, in light of the nature, quality, and extent of the services to be provided, the proposed fees to be paid to Arrowstreet with respect to the assets of the Fund allocated to Arrowstreet appeared to be reasonable in relation to the services expected to be provided by Arrowstreet. The Board also considered the potential “fallout” or ancillary benefits that may accrue to Arrowstreet from its relationship with the Fund and concluded that they were reasonable.

Since the fees to be paid to Arrowstreet were the result of arm’s length bargaining between unaffiliated parties, and given the Advisor’s economic incentive to negotiate a reasonable fee, the potential profitability of Arrowstreet was not considered relevant to the Board’s deliberations. The Board took note of the Advisor’s explanation that the recommended appointment of Arrowstreet was not affected by the impact that the appointment would have on the Advisor’s revenues and profitability, and recalled that the Advisor had demonstrated that the reappointment of Arrowstreet may allow the Advisor to reach profitability more quickly when managing the Fund. On the basis of these considerations, the Board concluded that, in light of the nature, extent, and quality of the services expected to be provided by Arrowstreet and the proposed fees to be paid to Arrowstreet by the Advisor for managing its allocated portion of the Fund, the potential benefits accruing to Arrowstreet as a result of serving as a subadvisor to the Fund were reasonable in relation to the services expected to be provided by Arrowstreet to the Fund.

(c) The investment performance of the Fund and Arrowstreet. The Trustees considered Arrowstreet’s prior investment performance in managing its allocated portion of the Fund’s portfolio as a factor in evaluating the proposed New Arrowstreet Subadvisory Agreement. The Trustees also considered the Advisor’s conclusions, and the reasons supporting the Advisor’s conclusions, that the performance record of Arrowstreet supported the approval of the proposed New Arrowstreet Subadvisory Agreement.

Conclusion. Following full consideration of the foregoing factors, it was reported that no single factor was determinative to the Trustees’ decisions. Based on these factors, along with the determination of the Advisor at the conclusion of its review and due diligence process and such other matters as were deemed relevant, the Trustees concluded that the fee rate for Arrowstreet pursuant to the New Arrowstreet Subadvisory Agreement was reasonable in relation to the services to be provided to the Fund. As a result, the Board, including all of the Independent Trustees, concluded that the approval of the New Arrowstreet Subadvisory Agreement was in the best interests of the Fund and its shareholders and approved the New Arrowstreet Subadvisory Agreement.

GENERAL INFORMATION

Administrative and Accounting Services

State Street Bank and Trust Company (the “Administrator”), located at 200 Clarendon Street, Boston, Massachusetts 02116, serves as the administrator of the Fund. The Administrator performs various services for the Fund, including fund accounting, daily and ongoing maintenance of certain Fund records, calculation of the Fund’s net asset value, and preparation of shareholder reports.

The Advisor provides certain internal administrative services to the Class S, Class Y-1, and Class Y-2 shares of the Fund, for which the Advisor is entitled to receive a fee of 0.15%, 0.10%, and 0.05% of the average daily net assets of the Class S, Class Y-1, and Class Y-2 shares, respectively. For the fiscal year ended March 31, 2014, the Fund did not pay any fees to the Advisor for internal administrative services.

Principal Underwriting Arrangements

MGI Funds Distributors, LLC (the “Distributor”), located at 899 Cassatt Road, Berwyn, PA 19312, is a Delaware limited liability company that is a subsidiary of Foreside Distributors, LLC. The Distributor acts as the principal underwriter of each class of shares of the Fund under an Underwriting Agreement with the Fund. The Underwriting Agreement requires the Distributor to use its best efforts, consistent with its other businesses, to sell shares of the Fund.

Payments to Affiliated Brokers

For the fiscal year ended March 31, 2014, the Fund did not pay any commissions to affiliated brokers.

Record of Beneficial Ownership

As of March 31, 2014, the Fund had 157,869,070.574 total shares outstanding, and Mercer Collective Trust: Mercer Non-US Core Equity Portfolio held 138,461,545.800 shares, representing 87.70657% of the Fund’s total shares outstanding.

SHAREHOLDER REPORTS

Additional information about the Fund’s investments is available in the Fund’s annual and semi-annual reports to shareholders. In the Fund’s annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund’s performance during its last fiscal year. A copy of the Fund’s most recent annual report to shareholders and the most recent semi-annual report succeeding the annual report to shareholders (when available) may be obtained, without charge, by calling your plan administrator or recordkeeper or financial advisor, or by calling the Trust toll-free at 1-888-887-0619.